Exhibit 99

GORMAN-RUPP REPORTS SECOND QUARTER 2015 FINANCIAL RESULTS

Mansfield, Ohio – July 24, 2015 – The Gorman-Rupp Company (NYSE MKT: GRC) reports financial results for the second quarter and six months ended June 30, 2015.

Net sales during the second quarter were $103.9 million compared to $109.7 million during the second quarter of 2014. Domestic sales decreased 10.8% or $8.3 million while international sales increased 7.9% or $2.5 million compared to the same period in 2014. Sales in the water end markets were comparable between periods as they increased $700,000 or 1.0% and sales in non-water end markets decreased 19.2% or $6.5 million during the quarter. Of the total $5.8 million decrease in net sales in the second quarter, $2.1 million or 36.2% of the decrease was due to unfavorable foreign currency translation.

The second quarter activity in water end market sales included $8.2 million of increased sales in the fire protection market due to higher international and domestic sales of $5.7 million and $2.5 million, respectively. This increase was offset by $3.9 million lower sales in the construction market, including rental sales, due primarily to the decline in drilling of oil and gas in North America. Sales in the municipal market decreased $2.2 million driven by lower sales of large volume pumps for wastewater and water supply projects, despite increased shipments of $9.1 million related to the Permanent Canal Closures and Pumps (“PCCP”) project. Also, sales decreased in the agricultural market $1.8 million principally due to expected depressed domestic farm income in 2015 and unseasonably wet weather conditions in most locations domestically. Decreased sales in the non-water end markets during the second quarter of 2015 were primarily due to $5.1 million of lower sales in the OEM market related to power generation equipment and pumps for military applications. In addition, sales in the petroleum market decreased $900,000 due primarily to lower international shipments.

Net sales for the six months ended June 30, 2015 were $203.1 million compared to a record $219.8 million during the same period in 2014, a decrease of 7.6%. Domestic sales decreased 10.0% or $15.0 million and international sales decreased 2.4% or $1.7 million. Of the total decrease in net sales during the six month period ended June 30, 2015, $4.3 million or 25.7% was due to unfavorable currency translation. Sales in water end markets decreased 5.5% or $8.6 million due to $8.2 million of lower sales in the construction market, including rental sales, due primarily to the global decline in new oil and gas drilling which affected both domestic and international sales. Sales in the municipal market decreased $3.9 million driven by lower sales of large volume pumps for wastewater and water supply projects, despite increased shipments of $16.5 million related to the PCCP project. Sales decreased $4.8 million in the agricultural market primarily due to expected depressed domestic farm income in 2015 and unseasonably wet weather conditions in most locations domestically. These decreases were offset by $6.7 million of increased sales in the fire protection market principally due to higher international sales. Sales decreased 12.5% or $8.1 million in non-water markets primarily due to lower sales in the OEM market related to power generation equipment and pumps for military applications and residential appliances.

Due to recent increased retirements and a related surge in lump sum pension payments, the Company recorded a GAAP-required $1.5 million non-cash pension settlement charge during the second quarter of 2015 relating to its defined benefit pension plan. We expect that a non-cash charge will recur during the remainder of this year as additional expected retirements occur. The rate of retirements was less in 2014 and in the first quarter of 2015 and a settlement charge was not required in those periods.

Gross profit was $24.1 million for the second quarter of 2015, resulting in gross margin of 23.2% compared to 24.5% for the same period in 2014. Operating income was $9.9 million, resulting in operating margin of 9.5% for the second quarter of 2015 compared to 12.2% for the same period in 2014. The quarter’s gross profit and operating income margin declines were due principally to the sales volume decreases from 2014 to 2015, and the non-cash pension settlement charge described above of 100 and 140 basis points, respectively. Net income was $6.6 million during the second quarter of 2015 compared to $8.9 million in the second quarter of 2014 and earnings per share were $0.25 and $0.34 for the respective periods. The non-cash pension settlement charge described above and currency translation negatively impacted current quarter earnings per share by $0.04 and $0.01 per share, respectively.

Gross profit was $48.1 million for the first six months of 2015, resulting in gross margin of 23.7% compared to 24.8% for the same period in 2014. Operating income was $20.5 million, resulting in operating margin of 10.1% for the first six months of 2015 compared to 12.8% for the same period in 2014. The first half’s gross profit and operating income margin declines were due principally to the sales volume decreases from the records of 2014 to 2015, and the non-cash pension settlement charge described above of 40 and 70 basis points, respectively. Net income was $13.9 million during the first six months of 2015 compared to $18.8 million for 2014 and earnings per share were $0.53 and $0.72 for the respective periods. The non-cash pension settlement charge described above and currency translation negatively impacted the first six months of 2015 earnings per share by $0.04 and $0.01 per share, respectively.

The Company’s backlog of orders was $144.2 million at June 30, 2015 compared to $173.8 million a year ago and $160.7 million at December 31, 2014. The decrease in backlog from a year ago is due principally to record shipments during the second half of 2014, approximately $30.8 million of shipments related to the PCCP project, and a decline in order rates due to inconsistent economic conditions in most markets. Approximately $27.4 million of orders related to the PCCP project remain in the June 30, 2015 backlog total. Approximately $18.7 million of the remaining PCCP project orders are scheduled to ship during the last half of 2015 and $8.7 million of related installation services are scheduled during the first three quarters of 2016.

Cash and cash equivalents totaled $26.0 million and short-term bank debt was $6.0 million at June 30, 2015, having been reduced by $6.0 million since December 31, 2014. Working capital rose $12.5 million from December 31, 2014 to a record $148.9 million at June 30, 2015. Net capital expenditures for 2015, consisting primarily of machinery and equipment, a new operations facility in Ireland and other building improvements, are currently estimated to be in the range of $11 to $13 million and are expected to be financed through internally-generated funds.

Jeffrey S. Gorman, President and CEO commented, “During the second quarter we continued to see demand weaknesses across most of the diverse markets we serve compared to record prior year periods, as lower gas and oil production, reduced U.S. farm income, flooding in key agricultural growing regions and the strong U.S. dollar continue to negatively impact most of our business. One bright spot during the quarter was increased sales in the fire protection market in both domestic and international areas. While focusing on producing and delivering high quality products, we will continue to actively evaluate and execute our strategic initiatives to control, and as warranted, reduce costs to correspond to lower sales levels until we obtain more confidence in improved business conditions.”

Safe Harbor Statement

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, The Gorman-Rupp Company provides the following cautionary statement: This news release contains various forward-looking statements based on assumptions concerning The Gorman-Rupp Company’s operations, future results and prospects. These forward-looking statements are based on current expectations about important economic, political, and technological factors, among others, and are subject to risks and uncertainties, which could cause the actual results or events to differ materially from those set forth in or implied by the forward-looking statements and related assumptions. Such factors include, but are not limited to: (1) continuation of the current and projected future business environment, including interest rates, changes in foreign exchange rates, commodity pricing and capital and consumer spending and volatility in domestic oil production activity; (2) competitive factors and competitor responses to initiatives of The Gorman-Rupp Company; (3) successful development and market introductions of anticipated new products; (4) stability of government laws and regulations, including taxes; (5) stable governments and business conditions in emerging economies; (6) successful penetration of emerging economies; (7) unforeseen delays or disruptions in the PCCP project, including any further revisions to the timing of shipments for the project; (8) continuation of the favorable environment to make acquisitions, domestic and foreign, including regulatory requirements and market values of potential candidates and our ability to successfully integrate and realize the anticipated benefits of completed acquisitions; and (9) risks described from time to time in our reports filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

Brigette A. Burnell

Corporate Secretary

The Gorman-Rupp Company

Telephone (419) 755-1246

NYSE MKT: GRC

For additional information, contact Wayne L. Knabel, Chief Financial Officer, Telephone (419) 755-1397.

The Gorman-Rupp Company is a leading designer, manufacturer and international marketer of pumps and pump systems for use in diverse water, wastewater, construction, dewatering, industrial, petroleum, original equipment, agriculture, fire protection, heating, ventilating and air conditioning (HVAC), military and other liquid-handling applications.

The Gorman-Rupp Company and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

(in thousands of dollars, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net sales	$103,892	$109,728	$203,125	$219,792
Cost of products sold	79,751	82,824	155,069	165,334

Gross profit	24,141	26,904	48,056	54,458
Selling, general and administrative expenses	14,258	13,483	27,570	26,344

Operating income	9,883	13,421	20,486	28,114
Other (expense) income - net	(18)	(193)	292	(54)

Income before income taxes	9,865	13,228	20,778	28,060
Income taxes	3,236	4,368	6,874	9,246

Net income	$6,629	$8,860	$13,904	$18,814

Earnings per share	$0.25	$0.34	$0.53	$0.72

The Gorman-Rupp Company and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands of dollars)

	June 30, 2015	December 31, 2014
Assets
Cash and cash equivalents	$25,989	$24,491
Accounts receivable—net	76,785	70,734
Inventories	93,224	94,760
Deferred income taxes and other current assets	9,576	10,724

Total current assets	205,574	200,709
Property, plant and equipment - net	131,416	133,964
Deferred income taxes and other	6,034	6,313
Goodwill and other intangible assets	39,053	39,918

Total assets	$382,077	$380,904

Liabilities and shareholders’ equity
Accounts payable	$17,897	$17,908
Short-term debt	6,000	12,000
Accrued liabilities and expenses	32,772	34,438

Total current liabilities	56,669	64,346
Pension benefits	5,247	4,496
Postretirement benefits	21,589	21,297
Deferred and other income taxes	8,780	8,798

Total liabilities	92,285	98,937
Shareholders’ equity	289,792	281,967

Total liabilities and shareholders’ equity	$382,077	$380,904

Shares outstanding	26,260,543	26,260,543